Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Amendment No. 2 to Registration Statement No. 333-116153 of OrthoLogic Corp. and subsidiaries on Form S-4 of our report dated June 1, 2004 relating to the consolidated financial statements of Chrysalis Biotechnology, Inc. (a development stage company) as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the company’s ability to continue as a going concern and the proposed acquisition of the company by OrthoLogic Corp.) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

July 27, 2004